Exhibit 8.1

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

FACSIMILE (202) 362-2902

www.luselaw.com

January 16, 2019

Board of Directors

First Interstate BancSystem, Inc.

401 North 31st Street

Billings, Montana 59116

Re: Acquisition of Community 1st Bank

Ladies and Gentlemen:

We have acted as special counsel to First Interstate BancSystem, Inc., a Montana corporation (“Purchaser”), in connection with the planned merger (the “Merger”) of Community 1st Bank, an Idaho-chartered bank (“CMYF”), with and into First Interstate Bank, a Montana-chartered bank and wholly-owned subsidiary of Purchaser (“Purchaser Bank”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) by and between Purchaser, Purchaser Bank and CMYF, dated as of October 11, 2018.

In connection with this opinion, we have reviewed: (i) the Merger Agreement; (ii) the Registration Statement on Form S-4 filed by Purchaser with the Securities and Exchange Commission in connection with the Merger (the “Registration Statement”) and the Proxy Statement/Prospectus included therein; and (iii) the certificates of Officers of Purchaser and CMYF as to certain factual matters, dated the date hereof (the “Certificates”), and have assumed that such statements and representations will be complete and accurate as of the effective time of the Merger.

We have relied, with the consent of Purchaser and CMYF, upon the accuracy and completeness of the Certificates (which Certificates we have neither investigated nor verified). We also have relied upon the accuracy of the Registration Statement.

In rendering this opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, interpretive rulings of the Internal Revenue Service (the “IRS”), pertinent judicial authorities and such other authorities as we have considered relevant as of the date hereof (hereinafter, collectively referred to as “Current Law”).

First Interstate BancSystem, Inc.

January 16, 2019

Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under “Material U.S. Federal Income Tax Consequences of the Merger,” we are of the opinion that under Current Law, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. We hereby confirm that the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” subject to the limitations, qualifications, and assumptions described therein, constitutes our opinion of the material tax consequences of the Merger.

This opinion is based on Current Law and it represents our best judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the IRS or a court concerning the issues. It is possible that Congress could enact new law, or that Department of the Treasury or the IRS could issue new regulations or guidance, after the date hereof that would be inconsistent with the opinion expressed herein. It is possible that courts of competent jurisdiction could issue decisions after the date hereof which would be inconsistent with the opinion expressed herein. Any changes in law could have retroactive effect.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Description of the Merger—Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ LUSE GORMAN, PC

LUSE GORMAN, PC